Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT (I) AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER THE ACT AND THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION, OR (II) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

IMEDIA BRANDS, INC.

Restricted Stock Unit Award Agreement
(Vendors)

iMedia Brands, Inc. (the “Company”) hereby grants to you, the Grantee named below, the number of units relating to the Company’s common stock set forth in the table below (the “Units”). This Award of Restricted Stock Units (the “Restricted Stock Unit Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Restricted Stock Unit Terms and Conditions on the following pages. Capitalized terms used in the Agreement but not defined when first used have the meanings ascribed to them in Section 11 of the Agreement.

Name of Grantee: Invicta Media Investments, LLC
Number of Units Granted: 442,043	Grant Date: June 9, 2021
Vesting Schedule:
Vesting Dates June 9, 2021 June 9, 2022 June 9, 2023 June 9, 2024 June 9, 2025	Number of Units as to Which the Award Vests 88,408 88,408 88,409 88,409 88,409

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement. You acknowledge that you have reviewed this Agreement and that it sets forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Unit Award.

INVICTA MEDIA INVESTMENTS, LLC		IMEDIA BRANDS, INC.

By:	/s/ Eyal Lalo	By:	/s/ Timothy A. Peterman
Title:	CEO & Owner	Title:	Chief Executive Officer

IMEDIA BRANDS, INC.

Restricted Stock Unit Award Agreement

Restricted Stock Unit Terms and Conditions

1.            Award of Restricted Stock Units. The Company hereby grants to you, as of the Grant Date, the number of Units identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein. Each Unit that vests represents the right to receive one share of the Company’s common stock, par value $0.01 per share (“Share”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.            Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the scheduled vesting dates specified in the Vesting Schedule on the cover page to this Agreement, on which Units subject to this Agreement vest as provided in this Section 2.

(a)  Scheduled Vesting. So long as you remain in compliance with Section 4(c) of the Exclusivity Agreement (as defined in Section 11 of this Agreement), the Units will vest and become non-forfeitable as specified in the Vesting Schedule on the cover page to this Agreement.

(b)  Accelerated Vesting Upon Change in Control. The vesting of the Units shall be automatically accelerated immediately prior to a Change in Control.

(c)  Effect of Termination of Exclusivity Agreement. Except as otherwise provided in accordance with Section 2(b) above, if the Exclusivity Agreement is terminated or expires, or you no longer remain in compliance with Section 4(c) of the Exclusivity Agreement, for any reason prior to the vesting of all Units, then this Agreement shall terminate and all remaining unvested Units shall be forfeited; provided, that, the Company shall remain obligated to issue and deliver to you any Shares in payment and settlement of any Units that have vested in accordance with Section 2 prior to the date of such termination.

3.            Settlement of Units. Subject to Section 19, after any Units vest pursuant to Section 2, the Company shall, as soon as practicable (and effective no later than the first business day following the date such Units vest), cause to be issued and delivered to you one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by, at the Company’s option, the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements as provided in Section 12, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by the Company in connection therewith. If the Units that vest include a fractional Unit, the Company shall round down the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

4.            Dividends and Voting Rights. You shall not be a shareholder of the Company or have voting rights, and shall not be entitled to receive cash dividends or other distributions, with respect to the Shares underlying the Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.            Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Units. Any such attempted sale, transfer, disposition, pledge, hypothecation or assignment shall be null and void. For the avoidance of doubt, once any Unit has been settled and the corresponding Share has been delivered, such Share shall be freely transferable, subject to compliance with Section 15(e).

6.            Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

7.            No Right to Continued ExclusivityAgreement. This Agreement does not give you a right to continue the Exclusivity Agreement with the Company or any Affiliate.

8.            Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

9.            Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be mailed to you at the address provided to the Company simlutaneously with delivery of this Agreement.

10.            Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Company shall make such adjustments as it deems equitable and appropriate to the number and kind of Shares subject to this Agreement. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Company to prevent dilution or enlargement of rights of the Grantee. For the avoidance of doubt, this provision does not provide you with any price-based anti-dilution adjustments.

11.            Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in this Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

(a)  Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b)  “Change in Control” means one of the following:

(1)            The acquisition by any individual, entity or Group of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 50% or more of either (i) the then outstanding shares of Company Stock, or (ii) the combined voting power of the then outstanding Company Voting Securities, other than by you or your Affiliates. Notwithstanding the foregoing sentence, the following acquisitions will not constitute a Change in Control:

(A)            any acquisition of Stock or Company Voting Securities directly from the Company;

(B)            any acquisition of Stock or Company Voting Securities by the Company or any of its wholly-owned Subsidiaries;

(C)            any acquisition of Stock or Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or

(D)            any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding Voting Securities of such entity (or its Parent) is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who beneficially owned, respectively, the outstanding Stock and outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as their ownership of the outstanding Stock and outstanding Company Voting Securities, as the case may be, immediately before such acquisition.

(2)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)            The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Stock and outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities, as the case may be, of the of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately before such Corporate Transaction, of the outstanding Stock and outstanding Company Voting Securities, as the case may be.

Notwithstanding the foregoing:

(i)            a Change in Control shall not be deemed to occur with respect to a Grantee if the acquisition of the 50% or greater interest referred to in Section 11(b)(1) is by a Group that includes the Grantee, or if at least 50% of the then outstanding common stock or combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity referred to in Section 11(b)(3) shall be beneficially owned, directly or indirectly, immediately after the Corporate Transaction by a Group that includes the Grantee; and

(ii)            to the extent that this Restricted Stock Unit Award constitutes a deferral of compensation subject to Code Section 409A, then no Change in Control shall be deemed to have occurred upon an event described in Section 11(b) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(c)  “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(d)  “Continuing Director” means an individual (i) who is, as of the date of the Agreement, a director of the Company, or (ii) who is elected as a director of the Company subsequent to the date of the Agreement and whose initial election, or nomination for initial election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(e)  “Corporate Transaction” means means a reorganization, merger or consolidation of the Company, a statutory exchange of outstanding Company Voting Securities, or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.

(f)  “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(g)  “Exclusivity Agreement” means the certain Confidential Vendor Exclusivity Agreement made by and between the Company and Invicta Watch Company of America, Inc., a Florida corporation and Affiliate of Grantee.

(h)  “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an entity.

(i)  “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(j)  “Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

(k)  “Stock” means the Shares of the Company.

(l)  “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(m)  “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

12.            Compliance with Applicable Legal Requirements. No Shares shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed.

13.            Restrictive Legends. Shares issued in settlement of the Units may be notated with one or all of the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any transferee to whom such Shares shall have been so transferred.

14.          Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Restricted Stock Unit Award through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock administrator (if any).

15.          Representations and Warranties of the Grantee. The Grantee hereby represents and warrants to the Company as of the date hereof as follows:

(a)  Authority. Grantee has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Grantee’s part required for the lawful execution and delivery of this Agreement has been taken. This Agreement, when executed and delivered by the Grantee, shall constitute the valid and binding obligation of the Grantee enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency or other laws of general application affecting enforcement of creditors’ rights.

(b)  Acquisition for Own Account. The Grantee represents that it is acquiring the Units (and any Shares issued upon vesting) solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Unitr or Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(c)  Information and Sophistication. The Grantee hereby: (i) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Restricted Stock Unit Award and regarding the Company’s business, financial condition and prospects and (ii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment. The Grantee has reviewed the reports of the Company filed with the Securities and Exchange Commission and available at www.sec.gov/edgar.shtml, including the risks noted therein.

(d)  Ability to Bear Economic Risk. The Grantee acknowledges that investment in the Units (and any Shares issued upon vesting) involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

(e)  Further Limitations on Disposition. Grantee acknowledges and agrees that the Units and the Shares to be issued upon settlement of the Units are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares acquired in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. Grantee further agrees not to make any disposition of all or any portion of the Shares to be issued upon settlement of the Units unless and until:

(i)  There is then in effect a registration statement under the Securities Act covering such proposed disposition (including, without limitation, a registration pursuant to the Registration Rights Agreement) and such disposition is made in accordance with such registration statement (the Company has no present intention of filing such a registration statement); or

(ii)  An exemption from such registration is available such that such disposition will not require registration under the Securities Act or any applicable state securities laws.

The Grantee understands that if the Company ceases to file reports pursuant to Section 15(d) of the Exchange Act, or if a registration statement covering the securities under the Securities Act is not in effect when the Grantee desires to sell the Shares, the Grantee may be required to hold such securities for an indefinite period.

(f)  Accredited Investor Status. The Grantee is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(g)  Residence. If Grantee is an individual, then Grantee resides in the state or province identified in the address of Grantee provided to the Company; if Grantee is a partnership, corporation, limited liability company or other entity, then the office or offices of Grantee in which its investment decision was made is located at the address or addresses of Grantee provided to the Company.

(h)  Foreign Investors. If Grantee is not a United States person (as defined by Section 7701(a)(30) of the Code), Grantee hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the receipt of Shares upon vesting of the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the receipt of the Shares, (ii) any foreign exchange restrictions applicable to such receipt, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale or transfer of the Shares. Grantee’s beneficial ownership of the Shares will not violate any applicable securities or other laws of Grantee’s jurisdiction.

(i)  Tax Liability. The Grantee has reviewed with its own tax advisors and counsel the federal, state, local and foreign tax consequences of this Restricted Stock Unit Award and the transactions contemplated by this Agreement. The Grantee understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this Restricted Stock Unit Award or the transactions contemplated by this Agreement.

16.   Standstill Agreement.

(a)  Except as specifically permitted or required by this Restricted Stock Unit Award, Grantee agrees that, from the date of this Agreement until May 2, 2023 (the “Standstill Period”), without the prior written authorization or invitation of the Company’s board of directors, neither it nor any of its Affiliates (which has the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934) or Associates, will, and the Grantee will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i)            publicly propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization, or similar transaction with respect to the Company or any of its subsidiaries, or (z) any form of tender or exchange offer for the shares of common stock of the Company (“Common Stock”), whether or not such transaction involves a change of control of the Company; provided, however, that this clause (i) shall not preclude the tender by the Grantee of any securities of the Company into any tender or exchange offer not made, financed, or otherwise supported by the Grantee or any Affiliate or Associate thereof or preclude the ability of the Grantee to vote its shares of Common Stock for or against any transaction involving the Company’s securities where the transaction is not proposed or sponsored by the Grantee or any Affiliate or Associate thereof;

(ii)           engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate (other than by determining how to vote their own shares) in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, to vote any securities of the Company in opposition to any recommendation or proposal of the Company’s board of directors;

(iii)          except in Rule 144 open-market broker-sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, sell, offer, or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Grantee to any person or entity not (A) a party to this Agreement, (B) a member of the Company’s board of directors, (C) an officer of the Company, or (D) an Affiliate or Associate of the Grantee (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5% of the shares of Common Stock outstanding at such time;

(iv)          engage in any short sale with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(v)          except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) controlling, changing, or influencing the Company’s board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Company’s board of directors, (B) any material change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other material change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(vi)          call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Articles of Incorporation or Bylaws, including a “town hall meeting”;

(vii)         publicly seek, alone or in concert with others, representation on the Company’s board of directors, except as expressly permitted by written agreements with the Company;

(viii)        initiate, encourage or in any “vote no,” “withhold,” or similar campaign;

(ix)          deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement, or agreement solely among the members of the Grantee that is otherwise in accordance with this Agreement);

(x)           seek, or knowingly encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek or knowingly encourage any action with respect to the election or removal of any directors of the Company or with respect to the submission of any shareholder proposals (including any submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934);

(xi)          form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to the Common Stock (other than any existing group the Grantee is a member of);

(xii)         demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to the Minnesota Business Corporation Act (the “MBCA”) or pursuant to any other statutory right;

(xiii)        commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent the Grantee from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Grantee, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in any correspondence between the Company and the Grantee prior to the date hereof, or (D) exercising statutory dissenter’s, appraisal, or similar rights under the MBCA; provided, further, that the foregoing shall also not prevent the Grantee from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this clause (xiii);

(xiv)        disclose publicly or privately in a manner that could reasonably be expected to become public any intent, purpose, plan, or proposal with respect to the Company’s board of directors, the Company, its management, policies or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement;

(xv)         enter into any negotiations, agreements, or understandings with any person or entity with respect to any of the foregoing, or advise, knowingly assist, knowingly encourage, or knowingly seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xvi)        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xvii)       acquire, offer, or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate, or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Securities Exchange Act of 1934), through swap or hedging transactions or otherwise, any additional securities of the Company or any rights decoupled from the underlying securities of the Company, to the extent that the Grantee’s total beneficial ownership would exceed in the aggregate (including any Affiliate or Associate thereof) 9.9% of the Common Stock outstanding; notwithstanding the foregoing, to the extent that the Grantee’s total beneficial ownership exceeds in the aggregate (together with any Affiliate or Associate thereof) 9.9% of the Common Stock outstanding as of the date of this Agreement, the Grantee may not undertake any of the transactions set forth in this clause (xvii) until such person’s beneficial ownership no longer exceeds in the aggregate (together with any Affiliate or Associate thereof) 9.9% of the Common Stock outstanding;

(xviii)      take any action challenging the validity or enforceability of any of the provisions of this Section or publicly disclose, or cause or facilitate the public disclosure (including the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media, or securities analyst) of, any intent, purpose, plan, or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section; or

(xix)         otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)    Notwithstanding the foregoing, the provisions of this Section shall not limit in any respect the actions of any director or executive officer of the Company (including Eyal Lalo and Michael Friedman) in his or her capacity as such, recognizing that such actions are subject to such director’s and officer’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Grantee nor any of its Affiliates or Associates shall seek to do indirectly through Eyal Lalo or Michael Friedman in their capacity as directors or officers anything that would be prohibited if done by the Grantee or their Affiliates and Associates directly).

(c)    The foregoing provisions of this Section shall not be deemed to prohibit the Grantee or its directors, officers, partners, employees, members, or agents, in each case acting in such capacity (“Grantee Agents”), from communicating privately regarding or privately advocating for or against any of the matters described in this Section with the Company’s directors or officers, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or requests.

(d)    As of the date of this Agreement, the Grantee is not engaged in any discussions or negotiations with any person, and the Grantee has no agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable, with any person concerning the acquisition of economic ownership of any securities of the Company, and the Grantee has no actual and non-public knowledge that any other shareholders of the Company, including any shareholders that have a Schedule 13D currently on file with the SEC with respect to the Company, have any present or future intention of taking any actions that if taken by the Grantee would violate any of the terms of this Agreement. The Grantee agrees to refrain from taking any actions during the Standstill Period to intentionally encourage other shareholders of the Company or any other persons to engage in any of the actions referred to in the previous sentence.

(e)    As used in this Agreement, the term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including pursuant to a cash-settled call option or other derivative security, contract, or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature; and the term.

(f)     Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 16 shall automatically terminate upon the announcement by the Company that it has entered into a definitive agreement with respect to any merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution, tender offer or other similar extraordinary transaction that would, if consummated, result in the acquisition by any person or group of persons (other than any direct or indirect subsidiaries of the Company) of more than 50% of the Common Stock.

17.            Severability. In case any one or more of the provisions of this Restricted Stock Unit Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Restricted Stock Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Restricted Stock Agreement.

18.            Entire Agreement. This Restricted Stock Unit Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties, whether oral or written, with respect to such subject matter.

19.            19.999% Blocker. Notwithstanding anything to the contrary contained herein, the number of Shares that may be acquired by the holder upon settlment of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such settlement (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates (as defined under Rule 144 for purposes of this Section 19, “Affiliates”) and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, does not exceed 19.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a Fundamental Transaction. “Fundamental Change” means one of the following:

(1)            The acquisition by any individual, entity or Group of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 50% or more of either (i) the then outstanding shares of Company Stock, or (ii) the combined voting power of the then outstanding Company Voting Securities. Notwithstanding the foregoing sentence, the following acquisitions will not constitute a Change in Control:

(A)            any acquisition of Stock or Company Voting Securities directly from the Company;

(B)            any acquisition of Stock or Company Voting Securities by the Company or any of its wholly-owned Subsidiaries;

(C)            any acquisition of Stock or Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or

(D)            any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding Voting Securities of such entity (or its Parent) is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who beneficially owned, respectively, the outstanding Stock and outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as their ownership of the outstanding Stock and outstanding Company Voting Securities, as the case may be, immediately before such acquisition.

(3)            The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Stock and outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities, as the case may be, of the of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately before such Corporate Transaction, of the outstanding Stock and outstanding Company Voting Securities, as the case may be.

Notwithstanding the foregoing:

(i)            a Fundamental Change shall not be deemed to occur with respect to a Grantee if the acquisition of the 50% or greater interest referred to in this definition is by a Group that includes the Grantee or its Affiliates, or if at least 50% of the then outstanding common stock or combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity referred to in this defniition shall be beneficially owned, directly or indirectly, immediately after the Corporate Transaction by a Group that includes the Grantee or its Affiliates; and

(ii)            to the extent that this Restricted Stock Unit Award constitutes a deferral of compensation subject to Code Section 409A, then no Change in Control shall be deemed to have occurred upon an event described in this definition unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

This restriction may not be waived without approval by the Company’s shareholders.

20.            Voting Agreement. For the time period that ends May 2, 2023, the Grantee shall cause all shares of Common Stock beneficially owned by it and its Affiliates and Associates to be (i) present for quorum purposes at all meetings of Company shareholders and at any adjournments or postponements thereof, (ii) voted at all such meetings in favor of all directors nominated by the Company’s board of directors for election and (iii) voted in the same manner as the Company’s board of directors for all other proposals.

By signing the cover page of this Agreement or otherwise accepting this Restricted Stock Unit Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement.